UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 2, 2006

EDEN ENERGY CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-31503

(Commission File Number)

98-0199981

(IRS Employer Identification No.)

Suite 1925 – 200 Burrard Street, Vancouver , British Columbia V6C 3L6 Canada

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 604.693.0179

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 1, 2006, we entered into a Management Consulting Agreement with Larry B. Kellison, our chief operating officer of our company, whereby we agreed to pay Larry B. Kellison a management fee of $10,000 per month in consideration for management services rendered by Larry B. Kellison.

On May 1, 2006, we also entered into a stock option agreement with Larry B. Kellison, granting him the right to purchase a total of 150,000 shares of our common stock at an exercise price of $2.50 per share, exercisable for a period of 5 years.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 1, 2006 we appointed Larry B. Kellison as our chief operating officer.

Mr. Kellison is a professional Geologist with more than 25 years of varied oil and gas experience. From December 2001 to November 2005 he was Vice President and General Manager for Black Hills Corporation’s oil and gas subsidiary in Golden, Colorado where he led the company’s operations throughout the U.S. From March 2000 to December 2001 he was an independent geologic consultant.

Mr. Kellison has an M. Sc in geology from the University of Nebraska and was a Ph D candidate at Colorado State University in Fort Collins, Colorado. Mr. Kellison is author or co-author of a number of industry publications.

Item 9.01 Financial Statements and Exhibits

10.1	Management Consulting Agreement dated May 1, 2006 with Freelance Energy LLC (Larry B. Kellison)
10.2	Stock Option Agreement dated May 1, 2006 with Larry B. Kellison

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDEN ENERGY CORP.

/s/ Donald Sharpe

Donald Sharpe, President and Director

Date: May 2, 2006